                                                                                                                  Exhibit 99.1

NovaDel Pharma Inc. Receives $500,000 Milestone Payment

NitroMist® Launched in United States

Bridgewater, NJ – January 7, 2011 – NovaDel Pharma Inc. (OTCBB: NVDL) today announced that it has received a $500,000 milestone payment from Akrimax Pharmaceuticals.  The milestone payment was received in connection with the license and distribution agreement, dated October 27, 2009, between NovaDel Pharma Inc. and Mist Acquisition, LLC, an affiliate of Akrimax Pharmaceuticals.  The agreement provides Akrimax with a license to manufacture and commercialize NitroMist® in North America.  NitroMist is NovaDel’s oral spray formulation of nitroglycerin, which has been approved by the FDA for acute relief of an attack of angina pectoris, or acute prophylaxis of angina pectoris, due to coronary artery disease.

Akrimax Pharmaceuticals also advised us that it has successfully launched NitroMist in the United States.  See www.nitromist.com for more information.

About NovaDel Pharma
NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed pharmaceutical products. The Company’s patented oral spray drug delivery technology seeks to improve the efficacy and safety of existing prescription pharmaceuticals, as well as patient compliance and patient convenience.  NovaDel has two products that have been approved by the FDA:  NitroMist® for the treatment of angina, and Zolpimist™ for the treatment of insomnia.  NovaDel’s current product candidates target erectile dysfunction, nausea, migraine headache and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (OTCBB: NVDL), visit our website at www.novadel.com.

Forward-looking Statements
Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the ability of third parties to commercialize the Company’s products, the successful completion of its clinical trials, including pilot pharmacokinetic feasibility studies, the successful completion of its preclinical studies, the ability to develop products (independently and through collaborative arrangements), the Company’s ability to obtain additional required financing to fund its research programs, the ability to commercialize and obtain FDA and other regulatory approvals for products under development, and the acceptance in the marketplace for oral spray products.
The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control.  In addition, our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any of our products could materially impact the Company's actual results. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Quarterly Report on Form 10-Q for the period ended September 30, 2010 filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

Contact
Steven B. Ratoff
(908) 203-4640
Chairman, President and Chief Executive Officer
NovaDel Pharma Inc.
sratoff@novadel.com